Exhibit 10.2

CALM SEAS CAPITAL, LLC
377 S. NEVADA ST.
CARSON CITY, NEVADA 89703

March 8, 2011

In Re: Term Sheet for proposed corporate restructuring and financing

Dear Mr. Long:

This Letter is to serve as a binding Memorandum of Understanding for a corporate restructuring and related financing transactions by Calm Seas Capital, LLC ("Investor") and Night Culture, Inc. (the "Company") in accordance with the terms and conditions on the attached Term Sheet, which is hereby incorporated herein by reference. You will note that the Term Sheet contains certain covenants by, and limitations upon, you, as the Company's primary officer. If this transaction is acceptable to the Company, on the one hand, and to you, individually, on the other hand, please so indicate by signing and dating where indicated below and returning this Letter MOU to us. In addition, please initial each of the pages of the attached Term Sheet and return it to us with the accepted Letter MOU.

Yours truly,
CALM SEAS CAPITAL, LLC

By:  /s/ Michael McCarthy

AGREEMENT and ACCEPTANCE

The foregoing Letter MOU together with the attached and incorporated Term Sheet is approved as of this  8th day of March, 2011:

NIGHT CULTURE, INC.

By:  /s/ Michael Long
Michael Long, CEO

/s/ Michael Long
Michael Long (individually)

NIGHT CULTURE, INC.

TERM SHEET
(March 1 , 2011)

This Term Sheet is divided into four (4) parts, based upon the anticipated reverse merger of the issuer with and into a shell corporation:
1. General - definitions and exclusivity
2. Pre-merger bridge financing
3. Post-merger establishment of market
4. Post-merger Equity Line of Credit (PIPE) Financing
Essentially, the pre-merger period covers the restructuring of the issuer as a public company, the first post-merger period covers the establishment of a market for the issuer's common stock, and the second post-merger period covers the financing for business growth in the form of an Equity Line of Credit (PIPE) transaction.

I
GENERAL
Issuer:	NightCulture, Inc., 16107 Kensington Dr., #103, Sugar Land, TX 77479

Investor(s):	Calm Seas Capital, LLC, as lead investor, and associated entities

Exclusivity:
From the date of the execution of this Term Sheet until the Effective Date, the Company shall not pursue any other transaction of the nature contemplated herein with any other person unless and until good faith negotiations with the Investor have been terminated.

II
PRE-MERGER BRIDGE FINANCING

Offering:	As negotiated based upon on-going events, in Convertible Debentures(with attached warrants), pursuant to Rule 506 of Regulation D

Period of Offering:	Until declaration of effectiveness by the SEC of a registration statement for the securities registered for the Equity Line of Credit financing.

Bridge Investment:
The Investor's bridge investment will consist of funds (a) advanced to the Issuer during the pre-merger and first post-merger periods, in the total amount (i) of $150,000 during the pre-merger period and (ii) of $100,000 during the post-merger period and (b) advanced for the payment of legal fees and costs in acquiring, structuring, and preparing (SEC merger-connected filings) a shell corporation for the reverse merger transaction, effectuating the merger, establishing a trading market for the Issuer's Common Stock (15c-2-11 and DTC eligibility).

Convertible Debentures:
The debentures shall be in the face amount of $10,000 each, mature on a date twenty-four (24) months from the issuance date (subject to acceleration upon default), bear interest at the rate of 5% simple interest per annum, payable at maturity or convertible with the principal, and the principal and interest shall be convertible into shares of the Issuer's common stock at the option of the holder from time to time and at any time prior to maturity (subject to shareholding percentage limitation), at a conversion price equal to 70% of the average of the Closing sales prices of the Issuer's Common Stock for the 20 consecutive trading days up to and including the day of conversion; the debentures cannot be repaid from the proceeds of the Equity Line

Warrants:
Each debenture shall have a warrant attached exercisable for the purchase of 500,000 shares; the warrants shall expire on December 31, 2014, have a cashless exercise provision, and be exercisable at a price equal to 70% of the average of the Closing sales prices of the Issuer's Common Stock for the 20 consecutive trading days up to and including the day of exercise. In the event of a stock split or stock dividend in excess of twenty percent (20%), the number of shares for which a warrant is exercisable and the exercise price therefor shall be appropriately/equitably adjusted. In the event of a reduction in the number of shares issued and outstanding due to the acquisition of treasury stock or the retirement of issued shares, the number of shares for which a warrant is exercisable shall be reduced pro rata to the reduction in the issued and outstanding shares.

Convertible Debenture Issuance Date:	The Issuance Date for each Convertible Debenture shall be the date on which the Company receives cleared funds from the Investor(s).

Convertible Debenture Maturity Date:	The Maturity Date shall be that date twenty-four (24) months from such Issuance Date, subject to acceleration at the option of the holder in the event of default.

Reverse Merger Entity/Activities:
During the pre-merger period, the lead Investor shall seek out, identify, perform due diligence with respect to, and assist the Issuer in negotiating a reverse acquisition transaction. The Investor(s) shall bear all costs in connection with such entity and related activities. through the effectuation of the merger, including the preparation and filing of a "Super 8-K". Such costs, including legal fees, accounting fees, auditing fees, etc. shall be a part of the bridge financing for which the Issuer shall issue Convertible Debentures.

III
POST-MERGER ESTABLISHMENT OF MARKET

Continuation of Bridge Financing:
During the period from the effectiveness of the reverse merger to the date on which the SEC declares a registration statement effective with respect to the securities to be issued in connection with the Equity Line of Credit, the offering period for the further $100,000 of bridge financing shall continue as provided in Part II above. The Issuer shall continue to issue convertible debentures (with attached warrants) as provided above.

Post-Merger Entity/Activities:
During the post-merger period, the lead Investor shall bear all costs in connection with establishment of a market for the common stock of the merged entity, including specifically the preparation, filing and processing of a 15c-2-11 disclosure document and the securing of DTC eligibility. Such costs, including legal fees, shall be a part of the bridge financing for which the Issuer shall issue Convertible Debentures.

Registration Statement:
Commencing immediately upon effectiveness of the merger, the Investor will work with the Company to have a registration statement covering the Issuer's common stock and warrants to be issued in connection with the Equity Line of Credit prepared and filed by corporate counsel as recommended by the Investor, within 45 days after the effective date of the merger. Such Registration Statement shall be prosecuted with all due speed to be declared effective within 120 days after the Effective Date. The costs, including legal fees, accounting fees, auditing fees, etc. shall be a part of the bridge financing for which the Issuer shall issue Convertible Debentures.

IV
POST-MERGER EQUITY LINE OF CREDIT (PIPE) FINANCING

Offering:
Up to the greater of (a) $1,000,000 or (b) the maximum amount raisable forthe maximum number of shares permitted to be issued before being subject to a Rule 415, in registered shares of common stock of the Issuer.

Structure:	Equity Line of Credit, with monthly puts (1 per month) against theCommitment Amount, during the "Term"

Use of Proceeds:	Working capital, as more specifically described in the schedule and on the timeline to be attached to the final documents as the "Schedule of Use of Proceeds"

Term:
The Term shall be that period commencing with the Effective Date and ending on the earlier of (a) the drawing down of the entire Commitment Amount or (b) that date 24 months after the date a registration statement for the resale of the Common Stock has been declared effective (the "Effective Date") by the U.S. Securities and Exchange Commission.

Commitment Amount:
The Investor(s) shall commit to purchase up to $1,000,000 of theCompany's Common Stock over the course of no more than 24 months (the "Commitment Period") after the "Effective Date". The Investor(s) may commit, in its discretion, to purchase additional amounts of the Company's Common Stock provided that such shares have been registered in the Registration Statement.

First Put:	The Company may issue its first "Put Notice" during the first 5 business days of the month succeeding the month in which the Effective Date occurs

Calculation of Put Amount: Amount:
Prior to the end of each calendar month, the Company shall determine its working capital needs (consistent with the Schedule of Use of Proceeds) and, subject to the Put Ceiling and Put Floor, by the fifth business day of the following month may deliver to Investor(s) a "Put Notice" for the necessary amount; the date of delivery of the Put Notice shall be the "Put Date"

Put Ceiling:
The maximum amount which the Company shall be entitled to request by each Put shall be the lesser of (a) $75,000 or (b) 150% of the average daily volume ("ADV") multiplied by the average of the daily closing sales prices for the 3 trading days immediately preceding the Put Date. The ADV shall be computed using the 10 trading days prior to the Put Date. Notwith-standing the foregoing limitation, the Investor(s) may, in its/their sole discretion, accept a Put which exceeds the maximum amount.

Put Floor:
The Company shall automatically withdraw that portion of the Put Notice amount if the Market Price with respect to that put does not meet the Minimum Acceptable Price, which is defined as 75% of the average closing "bid" price for the Common Stock for the 10 trading days prior to the Put Date/

Pricing Period:	The 5 consecutive trading days immediately after the Put Date.

Market Price:	The lowest "bid" price of the Common Stock during the Pricing Period.

Purchase Price:	The purchase price shall be eighty percent (80%) of the Market Price.

Put Closing Date:	7 business days after the Put Date

Registration Statement:
The Investor will work with the Company to have a registration statement covering the Common Stock (or a portion thereof if there is a Rule 415 cutback - see below) prepared and filed by corporate counsel as recommended by the Investor, within 45 days after the Execution Date. Such Registration Statement shall be prosecuted with all due speed to be declared effective within 120 days after the Effective Date.

Expenses:
The Investor agrees to pay all expenses related to the preparation of the final documents to be signed on the Execution Date. The Investor will select counsel of its choice to prepare the documents. The Company agrees to pay all expenses related to the filing and prosecution of the Registration Statement, using counsel approved by the Investor and with the expenses not to exceed $35,000

Commitment Fee:	Waived

Rule 415 Cutback:
In the event that the SEC objects to the number of shares proposed to be registered as a secondary offering, the Company shall use its best efforts to register the maximum number of shares permissible by the SEC to retain the status of the offering as a secondary offering under SEC Rule 415..

Equity Issuance Restriction:
The Company agrees not to issue any equity or equity equivalents (exercisable or convertible into equity securities), including those on Form S-8, (other than those hereunder) in an amount which would exceed 5% of the Company's issued and outstanding shares without the prior written consent of the Investor. This Equity Issuance Restriction will remain in effect until the earlier of (a) thirty (30) days after the issuance to Investor of all registered Common Stock, (b) thirteen (13) months after the effective date of the Registration Statement, or (c) the termination of this Equity Line of Credit

Covenants:
1.  During the Term, the Company shall maintain the effectiveness of the Registration Statement
2.  During the Term, the Company shall maintain its status as a company trading on the OTC BB
3.  During the Term, the Company shall timely file all required SEC reports
4.  Proceeds from the Puts shall be used only as set forth in the Schedule of Use of Proceeds without the written approval of a variation by the Investor(s)
5.  During the Term, the Company shall maintain its existing contracts and relationships

Covenants:
6. The Company shall maintain a contractual relationship for the performance of financial public relations services for a period of 36 months from the effective date, with the extent of the costs of such services to be proportional to the size and growth of the Company

Short Sales:	During the Term, the Investor agrees not to engage in any short selling of the Company's Common Stock